JETBLUE ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

NEW YORK (January 28, 2016) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the fourth quarter and full year 2015:

•
Operating income of $330 million in the fourth quarter. This compares to operating income of $169 million in the fourth quarter of 2014. For the full year 2015, JetBlue reported operating income of $1.2 billion. This compares to operating income of $515 million in 2014.

•
Pre-tax income of $303 million in the fourth quarter. This compares to pre-tax income of $140 million in the fourth quarter of 2014. For the full year 2015, JetBlue reported pre-tax income of $1.1 billion. This compares to pre-tax income excluding special items[1] of $382 million in 2014. On a GAAP basis, pre-tax income was $623 million in 2014, which included the gain on sale of JetBlue’s wholly-owned subsidiary LiveTV.

•
Net income of $190 million, or $0.56 per diluted share, in the fourth quarter. This compares to JetBlue’s fourth quarter 2014 net income excluding special items[1] of $87 million, or $0.26 per diluted share. On a GAAP basis, net income was $88 million in the fourth quarter 2014, or $0.26 per diluted share, which included income tax relating to the gain on sale of JetBlue’s wholly-owned subsidiary LiveTV. For the full year 2015, JetBlue reported net income of $677 million, or $1.98 per diluted share. This compares to JetBlue’s 2014 net income excluding special items[1] of $232 million, or $0.70 per diluted share. On a GAAP basis, net income was $401 million in 2014, or $1.19 per diluted share, which included the gain on sale of JetBlue’s wholly-owned subsidiary LiveTV.

Financial Performance

JetBlue reported record fourth quarter operating revenues of $1.6 billion. Revenue passenger miles for the fourth quarter increased 12.4% to 10.6 billion on a capacity increase of 10.4%, resulting in a fourth quarter load factor of 83.6%, an increase of 1.5 points year over year.

Yield per passenger mile in the fourth quarter was 13.62 cents, down 3.6% compared to the fourth quarter of 2014. Passenger revenue per available seat mile (PRASM) for the fourth quarter 2015 decreased 1.9% year over year to 11.39 cents and operating revenue per available seat mile (RASM) decreased 0.2% year over year to 12.62 cents.

Operating expenses for the quarter decreased 1.1%, or $13 million, from the prior year period. Interest expense for the quarter declined 14.7%, or $5 million, as JetBlue continued to reduce its debt. JetBlue’s operating expense per available seat mile (CASM) for the fourth quarter decreased 10.4% year over year to 10.01 cents. Excluding fuel and profit sharing, fourth quarter CASM2 increased 0.7% to 7.29 cents.

Operational Performance

In 2015, system arrival performance, or A14, improved 0.4 points. Completion factor improved 0.8 points. In the fourth quarter, completion factor improved 0.1 points.

“We posted another strong quarter, producing above industry average revenue performance and running a safe and reliable operation. I want to thank all our 18,000 crewmembers for their terrific efforts throughout the year.” said Robin Hayes, JetBlue’s President and CEO.

Fuel Expense and Hedging

In the fourth quarter JetBlue had hedges in place for approximately 14% of its fuel consumption. This resulted in a realized fuel price of $1.68 per gallon, a 37.8% decrease versus fourth quarter 2014 realized fuel price of $2.70. JetBlue recorded $33 million in losses on fuel hedges settling during the fourth quarter.

JetBlue continues to have no hedges in place for the first and second quarters of 2016. Based on the fuel curve as of January 15th, JetBlue expects an average price per gallon of fuel, including the impact of fuel taxes, of $1.12 in the first quarter. Beyond the second quarter, JetBlue has hedged about 10% of its expected second half of the year 2016 fuel consumption.

Liquidity and Cash Flow
JetBlue ended the quarter with $876 million in unrestricted cash and short term investments, or about 14% of trailing twelve month revenue. In addition, JetBlue maintains approximately $600 million in undrawn lines of credit.
During the fourth quarter, JetBlue repaid $90 million in regularly scheduled debt and capital lease obligations, bringing total annual debt payments to $390 million. In addition, JetBlue bought out the leases on six A320 aircraft for a total of $110 million. JetBlue anticipates paying approximately $454 million in regularly scheduled debt and capital lease obligations in 2016 and plans to continue to opportunistically prepay other debt. JetBlue expects to pay approximately $51 million in regularly scheduled debt and capital obligations in the first quarter of 2016.
As part of its previously announced 2012 share buyback, JetBlue purchased 3 million shares from October 30, 2015 through December 31, 2015 at a weighted average share price of $25.71. For the full year 2015, JetBlue purchased 9.8 million shares for approximately $227 million.
“We continue to generate healthy free cash flow and de-risk our business.” said Mark Powers, JetBlue’s Chief Financial Officer. “Looking forward, we will continue to focus on strengthening our balance sheet and prioritizing ROIC accretive initiatives, including structural cost programs.”
First Quarter and Full Year Outlook
The following outlook does not include the impact of Winter Storm Jonas, which caused over 900 flight cancellations within the last week.

For the first quarter of 2016, change in CASM excluding fuel and profit sharing is expected to be between 0.0% and negative 2.0% versus the year-ago period. Excluding fuel and profit sharing, CASM for the full year 2016 is forecasted to grow between zero and two percent year over year.

Capacity is expected to increase between 14% and 16% in the first quarter 2016 and between 8.5% and 10.5% for the full year. Severe winter weather caused a significant number of flight cancellations in the first quarter of 2015. This increases JetBlue’s 2016 capacity growth rate compared to a scheduled versus scheduled basis by about 2.5% in the first quarter and 0.5% for the full year.

JetBlue will conduct a conference call to discuss its quarterly earnings today, January 28, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline™, and a leading carrier in Boston, Fort Lauderdale - Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 35 million customers a year to 95 cities in the U.S., Caribbean, and Latin America with an average of 900 daily flights. For more information please visit JetBlue.com.

Notes

(1)
Pre-tax and net income excluding special items are non-GAAP financial measures that we use to measure our core performance. Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

(2)
Consolidated operating cost per available seat mile, excluding fuel and profit sharing and related taxes (CASM Ex-Fuel and Profit Sharing) is a non-GAAP financial measure that we use to measure our core performance.  Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; global economic conditions, or an economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; the spread of infectious diseases; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2014 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,		Percent		December 31,		Percent
	2015	2014	Change		2015	2014	Change
OPERATING REVENUES
Passenger	$1,438	$1,327	8.3		$5,893	$5,343	10.3
Other	156	119	31.0		523	474	10.4
Total operating revenues	1,594	1,446	10.2		6,416	5,817	10.3

OPERATING EXPENSES
Aircraft fuel and related taxes	300	436	(31.3)		1,348	1,912	(29.5)
Salaries, wages and benefits	401	331	21.2		1,540	1,294	19.1
Landing fees and other rents	78	73	8.2		342	321	6.7
Depreciation and amortization	93	86	6.3		345	320	7.7
Aircraft rent	30	31	(3.7)		122	124	(1.8)
Sales and marketing	65	49	32.9		264	231	14.3
Maintenance materials and repairs	119	113	4.9		490	418	17.3
Other operating expenses	178	158	13.0		749	682	9.8
Total operating expenses	1,264	1,277	(1.1)		5,200	5,302	(1.9)

OPERATING INCOME	330	169			1,216	515

Operating margin	20.7%	11.7%	9.0	pts.	19.0%	8.9%	10.1	pts.

OTHER INCOME (EXPENSE)
Interest expense	(30)	(35)	(14.7)		(128)	(148)	(13.9)
Capitalized interest	2	3	(47.7)		8	14	(42.7)
Interest income and other	1	3	(74.6)		1	1	(82.2)
Gain on sale of subsidiary	—	—	—		—	241	(100.0)
Total other income (expense)	(27)	(29)	(6.2)		(119)	108	(210.5)

INCOME BEFORE INCOME TAXES	303	140			1,097	623

Pre-tax margin	19.0%	9.7%	9.3	pts.	17.1%	10.7%	6.4	pts.

Income tax expense	113	52			420	222

NET INCOME	$190	$88			$677	$401

EARNINGS PER COMMON SHARE:
Basic	$0.60	$0.29			$2.15	$1.36
Diluted	$0.56	$0.26			$1.98	$1.19

Weighted average shares outstanding (thousands):
Basic	318,941	300,035			315,101	294,732
Diluted	342,383	342,691			344,817	343,294

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,		Percent		December 31,		Percent
	2015	2014	Change		2015	2014	Change

Revenue passengers (thousands)	8,911	7,987	11.6		35,101	32,078	9.4
Revenue passenger miles (millions)	10,554	9,392	12.4		41,711	37,813	10.3
Available seat miles (ASMs) (millions)	12,626	11,436	10.4		49,258	44,994	9.5
Load factor	83.6%	82.1%	1.5	pts.	84.7%	84.0%	0.7	pts.
Aircraft utilization (hours per day)	11.6	11.5	1.3		11.9	11.8	1.3

Average fare	$161.35	$166.17	(2.9)		$167.89	$166.57	0.8
Yield per passenger mile (cents)	13.62	14.13	(3.6)		14.13	14.13	—
Passenger revenue per ASM (cents)	11.39	11.61	(1.9)		11.96	11.88	0.7
Operating revenue per ASM (cents)	12.62	12.64	(0.2)		13.03	12.93	0.8
Operating expense per ASM (cents)	10.01	11.17	(10.4)		10.56	11.78	(10.4)
Operating expense per ASM, excluding fuel (cents)	7.64	7.35	4.0		7.82	7.53	3.8
Operating expense per ASM, excluding fuel and profit sharing and related taxes (cents) (a)	7.29	7.23	0.7		7.51	7.48	0.5
Airline operating expense per ASM (cents) (b)	10.01	11.17	(10.4)		10.56	11.70	(9.8)

Departures	80,135	74,526	7.5		316,505	294,800	7.4
Average stage length (miles)	1,093	1,088	0.5		1,092	1,088	0.4
Average number of operating aircraft during period	212.7	200.4	6.1		207.9	196.2	6.0
Average fuel cost per gallon, including fuel taxes	$1.68	$2.70	(37.8)		$1.93	$2.99	(35.7)
Fuel gallons consumed (millions)	178	162	10.4		700	639	9.6
Full-time equivalent employees at period end (b)					14,537	13,280	9.5

(a)
Refer to Note A, Consolidated operating cost per available seat mile, excluding fuel and profit sharing and related taxes, at the end of our Earnings Release for more information on this non-GAAP measure.

(b)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations and no longer part of JetBlue from June 10, 2014

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in millions)
	December 31,	December 31,
	2015	2014
	(unaudited)

Cash and cash equivalents	$318	$341
Total investment securities	607	427
Total assets	8,660	7,839
Total debt	1,843	2,233
Stockholders' equity	3,210	2,529

SOURCE: JetBlue Airways Corporation

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP measures that are derived from the Consolidated Financial Statements, but that are not presented in accordance with generally accepted accounting principles (“GAAP”). JetBlue believes these metrics provide a meaningful comparison of our results to others in the airline industry and our prior year results.  Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Net Income and Pre-Tax Income, excluding special items. JetBlue excludes special items from net income and pre-tax income because management believes the exclusion of these items is helpful to investors to evaluate the company's recurring core operational performance in the periods shown. Therefore, we adjust for these amounts. Special items excluded in the tables below showing reconciliation of net income and pre-tax income include the gain on the sale of JetBlue's wholly-owned subsidiary LiveTV, LLC due to the non-recurring nature of this item.

NON-GAAP FINANCIAL MEASURE

RECONCILIATION OF NET INCOME, INCOME BEFORE INCOME TAXES AND EPS EXCLUDING SPECIAL ITEMS

(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	$	$	$	$

Income before income taxes	$303	$140	$1,097	$623
Less: Gain on sale of subsidiary	—	—	—	241
Income before income taxes excluding special items	303	140	1,097	382
Less: Income tax expense	113	52	420	222
Add back: Income tax relating to gain on sale of subsidiary (a)	—	(1)	—	72
Net Income excluding special items	$190	$87	$677	$232

Earnings per common share excluding special items:
Basic	$0.60	$0.29	$2.15	$0.79
Diluted	$0.56	$0.26	$1.98	$0.70

(a)
The capital gain generated from the sale of LiveTV allowed JetBlue to utilize a capital loss carryforward which resulted in the release of a valuation allowance related to the capital loss deferred tax asset of $19 million.

Consolidated operating cost per available seat mile, excluding fuel and profit sharing and related taxes (“CASM Ex-Fuel and Profit Sharing”). CASM is a common metric used in the airline industry. We exclude aircraft fuel and related taxes and profit sharing and related taxes from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe CASM Ex-Fuel and Profit Sharing provides investors the ability to measure financial performance excluding items beyond our control such as (i) fuel costs, which are subject to many economic and political factors beyond our control and (ii) profit sharing, which is sensitive to volatility in earnings. We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE

RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL AND PROFIT SHARING AND RELATED TAXES

(dollars in millions, per ASM data in cents)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2015		2014		2015		2014
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$1,264	10.01	$1,277	11.17	$5,200	$10.56	$5,302	$11.78
Less: Aircraft fuel and related taxes	300	2.37	436	3.82	1,348	2.74	1,912	4.25
Operating expenses, excluding fuel and related taxes	964	7.64	841	7.35	3,852	7.82	3,390	7.53
Less: Profit sharing and related taxes	44	0.35	14	0.12	151	0.31	25	0.05
Operating expense, excluding fuel and profit sharing and related taxes	$920	7.29	$827	7.23	$3,701	$7.51	$3,365	$7.48

Return On Invested Capital (“ROIC”). ROIC is a non-GAAP financial measure we believe provides useful supplemental information for management and investors by measuring the effectiveness of our operations' use of invested capital to generate profits. We use ROIC to track how much value we are creating for our shareholders as it represents an important financial metric we believe provides meaningful information as to how well we generate returns relative to the capital invested in our business.

NON-GAAP FINANCIAL MEASURE

Reconciliation of Return on Invested Capital (Non-GAAP)

(dollars in millions)
(unaudited)
	Twelve Months Ended
	December 31,
	2015	2014
Numerator
Operating Income	$1,216	$515
Add: Interest income and other	1	1
Add: Interest component of capitalized aircraft rent (a)	64	65
Subtotal	1,281	581
Less: Income tax expense impact	491	226
Operating Income After Tax, Adjusted	790	355

Denominator
Average Stockholders' equity	$2,869	$2,331
Average total debt	2,038	2,409
Capitalized aircraft rent (a)	853	869
Invested Capital	5,760	5,609

Return on Invested Capital	13.7%	6.3%

(a) Capitalized Aircraft Rent
Aircraft rent, as reported	122	124
Capitalized aircraft rent (7* aircraft rent) (b)	853	869
Interest component of capitalized aircraft rent (Imputed interest at 7.5%)	64	65
(b)
In determining the Invested Capital component of ROIC we include a non-GAAP adjustment for aircraft operating leases, as operating lease obligations are not reflected on our balance sheets but do represent a significant financing obligation. In making the adjustment we used a multiple of seven times our aircraft rent as this is the multiple which is routinely used with in the airline community to represent the financing component of aircraft operating lease obligations.

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com